SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                   FORM T-3/A
                                (Amendment No. 1)

                FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES
                      UNDER THE TRUST INDENTURE ACT OF 1939

                               DYNEX CAPITAL, INC.
                               (NAME OF APPLICANT)


                            4551 COX ROAD, SUITE 300
                           GLEN ALLEN, VIRGINIA 23060
                     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

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           Securities to be Issued Under the Indenture to be Qualified


Title of Class                          Amount
--------------                          ------

9.50% Senior Notes Due 2005             Up to a maximum aggregate principal
                                        amount of $32,079,025

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Approximate date of proposed public offering:  As soon as practicable  after the date of this Application for Qualification.

Name and address of agent for service:

                  Stephen J. Benedetti, Chief Financial Officer
                               DYNEX CAPITAL, INC.
                            4551 Cox Road, Suite 300
                           Glen Allen, Virginia 23060
                                 (804) 217-5800

                                    COPY TO:
                          Elizabeth R. Hughes, Esquire
                         VENABLE, BAETJER & HOWARD, LLP
                      8010 Towers Crescent Drive, Suite 300
                             Vienna, Virginia 22182
                                 (703) 760-1600

                                Explanatory note

         This Amendment No. 1 to Application for Qualification of Indenture on Form T-3, which amends the Application for Qualification of Indenture on Form T-3 filed by Dynex Capital, Inc., a Virginia corporation, on January 9, 2003, is being filed solely for the purposes of (1) amending the cover page set forth above, (2) filing the execution copy of the Indenture, which is attached as an exhibit hereto, and (3) amending the list of exhibits to this Application for Qualification of Indenture on Form T-3 set forth below.


Contents of Application for Qualification. This amendment to the application for qualification comprises:

(a)  Pages numbered 1 to 4, consecutively;
(b) The statement of eligibility and qualification of Wachovia Bank, N.A., as trustee, on Form T-1 (previously filed) under the indenture to be qualified; and
(c) The following attached as exhibits in addition to those filed as part of the Form T-1 statement of eligibility and qualification of the trustee:

Exhibit T3A
(i) Articles of Incorporation of the Registrant, as amended, effective as of February 4, 1988. (Incorporated herein by reference to the Company's Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-10783) filed March 21, 1997.);

(ii) Amendment to the Articles of Incorporation, effective December 29, 1989 (Incorporated herein by reference to the Company's Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-10783) filed March 21, 1997.);

(iii) Amendment to Articles of Incorporation, effective June 27, 1995 (Incorporated herein by reference to the Company's Current Report on Form 8-K (File No. 1-9819), dated June 26, 1995.);

(iv) Amendment to Articles of Incorporation, effective October 23, 1995, (Incorporated herein by reference to the Company's Current Report on Form 8-K (File No. 1-9819), dated October 19, 1995.);

(v) Amendment to the Articles of Incorporation, effective October 9, 1996, (Incorporated herein by reference to the Registrant's Current Report on Form 8-K, filed October 15, 1996.);

(vi) Amendment to the Articles of Incorporation, effective October 10, 1996, (Incorporated herein by reference to the Registrant's Current Report on Form 8-K, filed October 15, 1996.);

(vii) Amendment to the Articles of Incorporation, effective October 19, 1992. (Incorporated herein by reference to the Company's Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-10783) filed March 21, 1997.);

(viii) Amendment to the Articles of Incorporation, effective August 17, 1992. (Incorporated herein by reference to the Company's Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-10783) filed March 21, 1997.);

(ix) Amendment to Articles of Incorporation, effective April 25, 1997. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.);

(x) Amendment to Articles of Incorporation, effective May 5, 1997. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.)

(xi) Amendment to Articles of Incorporation, effective May 19, 1998 (previously filed).

(xii) Amendment to Articles of Incorporation, effective August 2, 1999 (previously filed).

Exhibit T3B   Amended Bylaws of the Company  (Incorporated  by reference to the Company's Annual Report on Form 10-K for the year ended
              December 31, 1992, as amended.)

Exhibit T3C   Execution copy of Indenture between the Company and Wachovia Bank,
              N.A., as Trustee (filed herewith).

Exhibit T3D   Not applicable.

Exhibit T3E

(i) Offering Circular, dated January 8, 2002 (filed as an exhibit to the Company's Schedule TO, filed with the Securities and Exchange Commission on January 8, 2003, as amended, and incorporated by reference herein).

(ii) Series A Preferred Stock Letter of Transmittal (filed as an exhibit to the Company's Schedule TO, filed with the Securities and Exchange Commission on January 8, 2003, as amended, and incorporated by reference herein).

(iii) Series B Preferred Stock Letter of Transmittal (filed as an exhibit to the Company's Schedule TO, filed with the Securities and Exchange Commission on January 8, 2003, as amended, and incorporated by reference herein).

(iv) Series C Preferred Stock Letter of Transmittal (filed as an exhibit to the Company's Schedule TO, filed with the Securities and Exchange Commission on January 8, 2003, as amended, and incorporated by reference herein).

(v) Notice of Guaranteed Delivery (filed as an exhibit to the Company's Schedule TO, filed with the Securities and Exchange Commission on January 8, 2003, as amended, and incorporated by reference herein).

(vi) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated January 8, 2003 (filed as an exhibit to the Company's Schedule TO, filed with the Securities and Exchange Commission on January 8, 2003, as amended, and incorporated by reference herein).

(vii) Letter to Clients from Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees dated January 8, 2003 (filed as an exhibit to the Company's Schedule TO, filed with the Securities and Exchange Commission on January 8, 2003, as amended, and incorporated by reference herein).


Exhibit T3F Cross Reference Sheet showing the location in the Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Act (included in Exhibit T3C hereof).

                                    SIGNATURE

         Pursuant to the requirements of the Trust Indenture Act of 1939, Dynex Capital, Inc., a corporation organized and existing under the laws of Virginia, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Richmond and State of Virginia, on the 27th day of February, 2003.


(SEAL)                                   DYNEX CAPITAL, INC.


                                         By:   /s/ Stephen J. Benedetti
                                              ----------------------------------
                                              Stephen J. Benedetti
                                              Executive Vice President and
                                              Chief Financial Officer and


Attest:
        ------------------------------------

By:   /s/ Kathleen A. Fern
    ----------------------------------------
              (Name)

         Assistant Secretary
--------------------------------------------
             (Title)